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                                                                   EXHIBIT 3.1.9

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                      OF PAXSON COMMUNICATIONS CORPORATION



         Pursuant to Section 242 of the General Corporation Law of Delaware, Paxson Communications Corporation., a Delaware corporation (the "Corporation"), hereby amends its Certificate of Incorporation as follows:

         1. The first paragraph of Article Fourth is hereby amended to read in its entirety as follows:

         FOURTH. The amount of the total authorized capital stock of this Corporation shall be 327,500,000 shares of Common Stock, with a par value of $0.001 per share, and 1,000,000 shares of preferred stock, with a par value of $0.001 per share.

         Of the 327,500,000 shares of Common Stock which the Corporation is authorized to issue:

         (a) 215,000,000 shares ("CLASS A COMMON") will be designated "Class A Common Stock,"

         (b) 35,000,000 shares ("CLASS B COMMON" and, together with Class A Common, "VOTING COMMON") will be designated "Class B Common Stock," and

         (c) 77,500,000 shares ("CLASS C COMMON") will be designated "Class C Non-Voting Common Stock."

Except as otherwise provided in this Article Fourth or as otherwise required by applicable law, all shares of Class A Common, Class B Common and Class C Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges subject to the same qualifications, limitations and restrictions.

         2. Article Thirteenth is hereby added to the Corporation's Certificate of Incorporation to read in its entirety as follows:

                  THIRTEENTH. The number of directors shall be determined by the Board of Directors in accordance with the Bylaws. The directors shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. The term of office for the Class I directors shall expire at the annual meeting of the stockholders in 2001; the term of office for the Class II directors shall expire at the annual meeting of the stockholders in 2002; and the term of office for the Class III directors shall expire at the annual meeting of the stockholders in 2003. At each annual meeting of the stockholders commencing in 2001, the successors to the directors whose terms are expiring shall be elected to a term expiring at the third succeeding annual meeting of

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the stockholders. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors may be removed at any time with or without cause by the vote of a majority of the shares entitled to vote with respect to the election of directors.

         3. Said amendments were adopted by resolution of the Board of Directors and approved by a majority vote of the outstanding stock entitled to vote thereon, and a majority of each class entitled to vote thereon as a class, pursuant to Section 228 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, Paxson Communications Corporation has caused this Certificate to be signed by Jeffrey Sagansky, its President, and attested by Anthony L. Morrison, its Secretary, this 1st day of May, 2000.

                                     PAXSON COMMUNICATIONS CORPORATION



                                     /s/ JEFFREY SAGANSKY
                                     ------------------------------------------
                                     Jeffrey Sagansky
                                     President

ATTEST:


/s/ ANTHONY L. MORRISON
-----------------------------
Anthony L. Morrison
Secretary


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